Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x2185

gwilliams@noof.com

New Frontier Media Announces Repurchase of 2.1 Million Shares; Completion of Previously Announced Rule 10b-18 Stock Repurchase Program

BOULDER, COLORADO, December 12, 2011— New Frontier Media, Inc. (NasdaqGS: NOOF), a leading provider of transactional television services and distributor of general motion picture entertainment, today announced that it has repurchased approximately 2.1 million shares of its outstanding common stock in an unsolicited, open-market broker transaction intended to comply with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended.  The repurchase was made at the market price of $1.10 per share for an aggregate purchase price of approximately $2.3 million, net of brokerage commissions.

Michael Weiner, chief executive officer of the company, explained: “I am very pleased that our Board of Directors was able to respond so quickly to market opportunities that are from time to time presented to us, especially in circumstances that return immediate value to our shareholders.  Coming together on short notice to evaluate the opportunity, consider its effects and approve promptly an increase in our previously announced repurchase program to capitalize on this accretive transaction is an example of good leadership and corporate responsibility,” continued Mr. Weiner. “This buyback, and its timing for shareholders relative to the end of our calendar year, is a great way to conclude our previously announced repurchase program.”

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a provider of transactional television services and a distributor of general motion picture entertainment. Our Transactional TV segment distributes adult content to cable and satellite providers who then distribute the content to retail consumers via VOD and PPV technology. Programming originates from our state of the art digital broadcast infrastructure in Boulder, Colorado.  We obtain our programming primarily by licensing content distribution rights from movie studios, and we distribute new and unique programming in order to provide consumers with an exceptional viewing experience.

Our Film Production segment is a distributor of mainstream and erotic films.  The films are distributed to cable and satellite operators, premium movie channel providers and other content distributors.  We act as a sales agent for mainstream films and produce erotic films.  The segment also periodically provides contract film production services to major Hollywood studios.

We are headquartered in Boulder, Colorado, and our common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.